Exhibit 99.1

Horsehead Update on Mooresboro, NC Facility

PITTSBURGH--(BUSINESS WIRE)--April 1, 2015--Horsehead Holding Corp. (NASDAQ: ZINC) today issued an update on operations at its Mooresboro, North Carolina zinc production facility. The Company reported that the facility produced approximately 10,000 tons of zinc in the first quarter of 2015, compared to 12,000 tons in the fourth quarter of 2014. Production was affected by the previously announced outage taken in late February to install a bypass to resolve a problem with a clarifier in the leach feed circuit. After an extended period to completely drain the clarifier, the root cause of the issue was addressed and the clarifier was placed back into service yesterday. We continued to supplement zinc metal sales with the sale of approximately 23,200 tons of zinc calcine during the first quarter.

Jim Hensler, the Company’s President and CEO, issued the following statement: “We are pleased to have been able to substantially resolve the issues which forced us to take an outage in February and continue to see progress in our efforts to anticipate and resolve a number of other potential equipment issues. While we did not reach the production rates we hoped to achieve during the quarter, we believe the most significant reasons for that are behind us and we are now focused on ramping up to our interim goal of 75% of nameplate capacity during the second quarter.”

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company LLC (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operating levels and production rates, expected financial and operating performance, historical results and operational developments that may suggest trends for our business and statements regarding the expected benefits of the new zinc facility once fully operational. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Vice President, 724-773-2212